Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement (Form No. 333-64008) pertaining to the Cleveland-Cliffs Inc Nonemployee Director’s Compensation Plan (As Amended and Restated as of January 1, 2005) of our report dated February 28, 2004, with respect to statements of consolidated operations, shareholders’ equity and cash flows and schedule for the year ended December 31, 2003 of Cleveland-Cliffs Inc and consolidated subsidiaries included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 14, 2006